Exhibit 21.1

LIST OF SUBSIDIARIES OF

AINA LE’A, INC.

Name of Subsidiary	State of Organization	Parent
Lulana Gardens, LLC	Delaware	Aina Le’a, Inc.
Island Vistas, LLC	Nevada	Aina Le’a, Inc.